Deloitte & Touche LLP
424 Church Street
Suite 2400
Nashville, TN 37219
USA
Tel: +1 615 259 1800
www.deloitte.com

March 13, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of LRI Holdings, Inc.'s Form 8-K dated March 13, 2015, and have the following comments:

1. We agree with the statements made in the first sentence of the second paragraph and the statements made in the third, fourth and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first paragraph, second sentence of the second paragraph and sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP